Hawaiian Electric Exhibit 2

TERMINATION AGREEMENT

This Termination Agreement, dated as of July 14, 2017 (this “Termination Agreement”), is entered into by and among HAMAKUA ENERGY PARTNERS, L.P., a Hawai‘i limited partnership (“HEP”) and HAMAKUA LAND PARTNERSHIP, L.L.P., a Hawai‘i limited liability partnership (“HLP”), and HAWAI‘I ELECTRIC LIGHT COMPANY, INC., a Hawai‘i corporation (“HELCO”). HEP, HLP and HELCO each are referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, the Parties have heretofore entered into the Asset Purchase Agreement dated as of December 21, 2015 (the "APA"); and
WHEREAS, the Parties now wish to terminate the APA by mutual agreement in accordance with Section 8.1(a) thereof.
NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.Termination of APA. The APA is hereby terminated for all purposes and, notwithstanding any provision of the APA to the contrary including without limitation Section 8.2 of the APA, the APA is no longer of any force or effect except that the Parties shall continue to be bound by the provisions of Article IX of the APA.

2.Mutual Release. Each of the Parties, for good and valuable consideration, the receipt of which is hereby acknowledged, absolutely, unconditionally and forever releases and discharges each other Party from any claims, rights, demands, covenants, agreements, contracts, duties, obligations, responsibilities, representations, warranties, promises, liabilities, damages, expenses, costs and causes of action or potential claims, known or unknown, in each case arising under or related to the APA or any of the transactions contemplated thereby.

3.Counterparts; Electronic Signatures. This Termination Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement. Signatures to this Termination Agreement may be delivered by facsimile or transmitted electronically (including by portable document format) and shall be deemed originals for all purposes.

4.Governing Law. This Termination Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be duly executed and delivered as of the date set forth above.

HAMAKUA ENERGY PARTNERS, L.P.
By: /s/ Daniel R. Revers Name: Daniel R. Revers Title: Representative of BR Landing, LLC, Its General Partner
By: /s/ Christine Miller Name: Christine Miller Title: Representative of BR Hamakua, LLC, Its General Partner

HAMAKUA LAND PARTNERSHIP, L.L.P.
By: /s/ Daniel R. Revers Name: Daniel R. Revers Title: Representative of BR Landing, LLC, Its Partner
By: /s/ Christine Miller Name: Christine Miller Title: Representative of BR Landing, LLC, Its Partner

[Signature Page to Termination Agreement]

HAWAI'I ELECTRIC LIGHT COMPANY, INC.
By: /s/ Jay Ignacio Name: Jay Ignacio Title: President
By: /s/ Susan A. Li Name: Susan A. Li Title: Vice President and Secretary

[Signature Page to Termination Agreement]